Exhibit 99.1
RXi Pharmaceuticals Reports Financial Results for the Second Quarter of 2010
Worcester, MA, August 11, 2010 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a recognized leader in RNAi-based therapeutic discovery and development, today reported its financial results for the second quarter ended June 30, 2010.
“2010 is a transitional year for RXi as we evolve from a research-focused company to one identified by compelling product development programs, a focused therapeutic strategy, and validating corporate partnerships,” said Noah D. Beerman, President and Chief Executive Officer of RXi. “By defining our therapeutic strategy, establishing collaborations to support continued technology development, advancing our RNAi therapeutic platform, and raising funds to support our product development we have laid the foundation for continued success in all aspects of our business.”
Quarterly and Other Recent Highlights
Corporate Highlights:
•	Announced New Focused RNAi Therapeutic Strategy. In early June, RXi defined its therapeutic strategy and designated dermal anti-scarring and retinal disorders as core focus areas. Anti-scarring is an attractive therapeutic indication with clear development precedent, limited competition for effective therapies, and substantial market potential. RXi’s sd-rxRNA™ compounds have shown robust delivery and effective target silencing in skin using local administration. Retinal diseases represent a large unmet medical need that are not adequately addressed with currently available therapies. RXi has shown data demonstrating unprecedented delivery and effective target silencing in the retina with sd-rxRNA compounds. RXi will explore additional indications and proceed through preclinical development, itself and with partners, in areas that are of “strategic” interest to the company. Strategic areas include neurological indications that are accessible by spinal cord delivery as well as oncology with a focus on hepatocellular carcinoma and liver metastases. As RXi executes on its core focus and strategic interest areas, additional areas may be pursued opportunistically.

•	Initiated an Agreement with Philips to Jointly Research Image-Guided Therapy for RNAi. RXi initiated a joint research collaboration with Royal Philips Electronics to explore the benefits of combining proprietary technologies from both companies for the targeted delivery of experimental therapeutics based on RNAi. Philips’ image-guided ultrasound-mediated drug delivery platform offers researchers a unique approach to investigating the delivery of various therapeutic molecules across blood vessel barriers and facilitating their uptake in cells. Each company will contribute proprietary technologies, resources and expertise to test novel approaches for the targeted delivery of RXi’s sd-rxRNA compounds in appropriate preclinical models using ultrasound-mediated drug delivery.

•	Established Collaboration Agreements to Accelerate rxRNA Development. In a concerted effort to accelerate the development and validate the utility of its proprietary rxRNA therapeutic platform, RXi entered into research agreements with a number of biotechnology companies, including: 1) Mirna Therapeutics, to determine the utility of combining RXi’s proprietary rxRNA technology with Mirna’s microRNA mimics as potential therapeutics in oncology, 2) miRagen Therapeutics, Inc., to evaluate the potential of using RXi’s proprietary rxRNA technology against specific microRNA targets of interest to miRagen in the cardiac and neuromuscular disease areas, and 3) Transderm, Inc., to explore the use of both existing and proprietary delivery approaches for dermatological applications. The company continues to evaluate additional collaborative opportunities with industry partners that are consistent with its therapeutic strategy.

•	Participated in Numerous Investor Events. Management participated in a number of investor-focused conferences hosted by investment banks and other organizations. In addition, analysts from both Cantor Fitzgerald and Roth Capital Partners initiated research coverage on RXi Pharmaceuticals.
Scientific Achievements:
•	Demonstrated Robust in vivo Uptake and Silencing in Mouse Retinal Cells. New pre-clinical data obtained in collaboration with the laboratory of Shalesh Kaushal, M.D., Ph.D., Chairman of the Department of Ophthalmology at The University of Massachusetts Medical School and presented at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting, showed effective delivery of RXi’s proprietary sd-rxRNA to retinal cells in the mouse eye and demonstrated significant target gene silencing in vivo following local administration. In comparison, local injection of a more traditional RNA duplex results in negligible delivery to mouse retinal cells. Successful delivery to therapeutically relevant cells of the eye establishes the potential value of sd-rxRNA for the treatment of ocular diseases, one of which is age-related macular degeneration (AMD), the leading cause of blindness in Americans over 55 years of age.

•	Awarded NIH Grant to Advance RNAi Therapeutics. The National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), awarded RXi a highly competitive Advanced Technology Small Business Innovation Research (SBIR) grant for pre-clinical development of RNAi therapeutics using RXi’s novel, proprietary therapeutic platform. RXi was awarded approximately $600,000 for the first two years of this grant.

•	Continued Progress in Advancing RXi’s RNAi Therapeutic Platform. RXi scientists presented data a number of conferences including the American Association of Cancer Research and the IBC TIDES Oligonucleotide and Peptide® Technology and Product Development Conference and the IBC Oligonucleotide Therapeutics Discovery Conference. The data included advancements to its therapeutic platform, highlighting a) critical strategies for the design of oligonucleotide compounds with therapeutic potential; b) development and composition of RXi’s novel RNAi compounds including single-oligo (rxRNAsolo™) and ‘self-delivering’ rxRNA (sd-rxRNA) molecules; and c) in vivo activity of RXi’s proprietary sd-rxRNA compounds, which silence targets in vitro and in vivo with no additional delivery vehicle.

Quarterly Financial Highlights:
Cash, Cash Equivalents and Short Term Investments
As of June 30, 2010, cash, cash equivalents and short term investments totaled $11.1 million, compared with cash and cash equivalents of $5.7 million at December 31, 2009. This increase is due to the company’s receipt of net proceeds of approximately $15.2 million from a registered direct offering in March 2010, partially offset by cash used in operations of $6.2 million for the six months ended June 30, 2010 and $3.8 million in costs associated with the redemption of common stock.
Net Loss
For the second quarter of 2010, the Company reported a net loss of approximately $2.1 million compared with a net loss of $5.1 million for the same period in 2009. The decrease in net loss of $3.0 million, or 59% includes the decrease in the loss from operations of $0.2 million and the increase of $2.8 million in other income, of which $2.6 million is a non-cash gain related to the change in the fair value of warrants issued in connection with several financing transactions. The decrease in the loss from operations of $0.2 million, or 4%, is due primarily to a $0.7 million, or 23% decrease in research and development expenses offset by a $0.5 million, or 25% increase, in general and administrative expenses as discussed below. This resulted in a net loss of $0.12 per share on both a basic and diluted basis, based on 18.4 million weighted average shares outstanding for the second quarter of 2010 compared with a net loss of $0.37 per share on both a basic and diluted basis, based on 13.8 million weighted average shares outstanding for the same period in 2009.
Research and Development Expenses
Research and development expenses for the second quarter of 2010 were $2.3 million, including approximately $0.8 million in non-cash stock-based compensation, compared with $3.0 million, including approximately $1.2 million in non-cash stock-based compensation, for the second quarter of 2009. The decrease of $0.7 million, or 23%, was primarily due to a decrease in non-employee non-cash stock based compensation offset by an increase in employee non-cash stock based compensation expenses as a result of additional headcount.
General and Administrative Expenses
General and administrative expenses for the second quarter of 2010 were $2.5 million, including $0.8 million in non-cash stock based compensation from common stock options issued to employees and common stock warrants issued for investment advisory services, compared with $2.0 million including $0.6 million in non-cash stock based compensation from common stock options issued to employees and common stock warrants issued for investment advisory services for the second quarter of 2009. The increase of $0.5 million, or 25%, was primarily due to an increase in both cash and non-cash compensation as a result of additional headcount as well as an increase in non-cash compensation associated with investment advisory services.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a recognized leader in RNAi-based therapeutic discovery and development with a comprehensive therapeutic platform that includes both RNA interference (RNAi) compounds and delivery methods. The company is leveraging this broad and integrated RNAi therapeutic platform to build a pipeline of RNAi therapeutics for the treatment of a number of disease areas, including its core focus of developing treatments for anti-scarring and retinal disorders as well as a continued interest in oncology and indications accessible by spinal cord delivery. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi therapeutics market based on the strength of its next generation therapeutic platform, experienced management team, accomplished Scientific Advisory Board, including Nobel Laureate, Dr. Craig Mello, and its broad intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Statements of Expenses
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Research and development expense	$2,264	$3,026	$4,190	$4,442
General and administrative expense	2,490	2,049	5,020	4,804

Operating loss	(4,754)	(5,075)	(9,210)	(9,246)
Other income (expense), net	2,613	(6)	3,183	(6)

Net loss	$(2,141)	$(5,081)	$(6,027)	$(9,252)

Net loss per common share:
Basic and diluted loss per share	($0.12)	($0.37)	($0.35)	($0.67)

Weighted average common shares outstanding:
Basic and diluted	18,371,808	13,821,817	17,384,606	13,812,367

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$5,093	$5,684
Short term investments	5,996	—
Prepaid expenses and other current assets	310	120
Equipment and furnishings, net	429	432
Deposits	16	16

Total assets	$11,844	$6,252

Accounts payable	$329	$625
Accrued expense and other current liabilities	1,203	1,077
Fair value of warrants potentially settlable in cash	3,006	—
Fair value of common stock potentially redeemable for cash	785	3,721
Current maturities of capital lease obligations	50	52

Total current liabilities	5,373	5,475
Capital lease obligations, net of current maturities	35	36
Total liabilities	5,408	5,511

Total stockholders’ equity	6,436	741

Total liabilities and stockholders’ equity	$11,844	$6,252

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
S. A. Noonan Communications
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com